Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120511, 333-109185, 33-06298, 333-16665, 333-118764, 333-91755, 333-52852, 333-102240, 33-36498, 33-45617, and 333-132100 of Microsoft Corporation on Forms S-8 and Registration Statement Nos. 333-43449, 333-110107 and 333-108843 of Microsoft Corporation on Forms S-3 of our reports dated August 22, 2006, relating to the financial statements of Microsoft Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

August 22, 2006